FOR IMMEDIATE RELEASE             Contact Information
Emily Miller, Investor Relations
Phone : (701) 837-7104
E-mail : IR@centerspacehomes.com

CENTERSPACE TO ACQUIRE $324 MILLION STRATEGIC MINNESOTA PORTFOLIO

MINNEAPOLIS, MN, June 3, 2021 - Centerspace (NYSE: CSR) has entered into Contribution Agreements with entities managed by KMS Management, Inc. (“KMS”), to acquire a portfolio of 17 communities for the aggregate purchase price of $323.8 million. The portfolio of 19 real estate assets is comprised of 14 communities in Minneapolis, Minnesota and three communities in St. Cloud, Minnesota. The acquisition will add 2,696 apartment homes to the Centerspace portfolio, further strengthening the Company’s footprint in markets where the Company has historically strong operations.

The Company will fully fund the transaction through the issuance of up to $197.3 million Convertible Preferred Operating Partnership units that pay a preferred 3.875% dividend and are convertible into common units at an exchange rate of 1.2048 common units per Convertible Preferred Operating Partnership Unit representing a conversion price of $83.00 per unit. In lieu of Convertible Preferred Operating Partnership Units, KMS may elect to receive up to $16.2 million of the aggregate purchase price in cash at closing. The Company will acquire the communities subject to approximately $126.5 million in mortgage liabilities, a portion of which the Company intends to refinance upon consummation of the transaction. Additionally, the Company plans to fund approximately $40 million of capital into repositioning the communities over the next 24-36 months. The transaction is expected to close in the third quarter of 2021, subject to customary approvals and closing conditions.

“This fully-funded acquisition fits seamlessly into our investment thesis,” said Mark O. Decker Jr., President and CEO. “Adding KMS’ communities, team and investors to our Company will double our presence in our core market of Minneapolis, increase the scale of our operations and provide numerous opportunities to improve our business. We are thankful to the KMS team and investors and all of their work on this transaction and for their faith in Centerspace as they join our platform.”

Centerspace currently owns 2,537 homes in Minneapolis across 14 communities and 1,192 homes in St. Cloud in six communities. With the addition of the KMS portfolio, the Company will increase its footprint in Minneapolis to 4,901 homes and to 1,524 homes in St. Cloud.

Minneapolis boasts a diverse economy driven by strong employment, headquartering 24 Fortune 1,000 companies and maintains the highest median income in the Midwest. Centerspace’s Minneapolis suburban communities have seen compounded revenue growth of 6.3% and compounded NOI growth of 5.8% from 2018-2020 with St. Cloud having compounded revenue growth of 4.7% and compounded NOI growth of 9.3% during the same period.

“Our plan is to integrate this portfolio onto our existing platform and leverage our operating initiatives, particularly our focus on customer experience and margin expansion, to enhance the overall quality and cash flow of our aggregate portfolios in Minneapolis and St. Cloud. The KMS communities have a long and successful operating history, great locations within their respective submarkets, and we are seeing high demand for product with attainable rental rates,” said Mr. Decker.

The portfolio consists of the following:

Property	City	Homes	Average In-Place Rent (1)
Palisades	Ramsey	330	$1,181
River Pointe	Fridley	301	$1,059
Woodland Pointe	Woodbury	288	$1,183
Burgundy/Hillsboro Court	New Hope	251	$1,041
Windsor Gates	Brooklyn Park	200	$1,016
Woodhaven	Minneapolis	178	$1,003
New Hope Garden/New Hope Village	New Hope	151	$991
Wingate	New Hope	136	$963
Bayberry Place	Eagan	120	$1,049
Gatewood	Waite Park	120	$828
Legacy	Waite Park	119	$828
Calhoun	Minneapolis	97	$1,278
Plymouth Pointe	Plymouth	96	$1,095
Pointe West	Saint Cloud	93	$871
Grove Ridge	Cottage Grove	84	$1.064
Southdale Parc	Richfield	70	$937
West Calhoun	Minneapolis	62	$1,074
Total		2,696	$1,050
(1) Per 4/14/2021 rent roll

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the Company currently owns 62 apartment communities consisting of 11,579 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, and South Dakota. Centerspace was named a Top Workplace for 2020 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

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If you would like more information about this topic, please contact Emily Miller, Investor Relations, at (701) 837-7104 or IR@centerspacehomes.com.

Forward-Looking Statements
Certain statements in this press release are based on the Company's current expectations and assumptions and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from the results of operations, financial conditions, or plans expressed or implied by the forward-looking statements. Although the Company believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be achieved. Such risks, uncertainties, and other factors that might cause such differences include, but are not limited to those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2020, in our subsequent quarterly reports on Form 10-Q, and in other public reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue due to subsequent events.